Product supplement no. 94-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated August 17, 2007 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co.

Principal Protected Notes Linked to a Weighted Basket Consisting of the S&P GSCI™ Agriculture Index Excess Return, the S&P GSCI™ Energy Index Excess Return, the S&P GSCI™ Industrial Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Precious Metals Index Excess Return, or Linked to Any One of the Foregoing

General

  JPMorgan Chase & Co. may offer and sell principal protected notes linked to a weighted Basket consisting of up to five indices, or linked to any one of the foregoing, as described below, from time to time. This product supplement no. 94-I describes terms that will apply generally to the principal protected notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to a weighted Basket consisting of some or all of the following indices: the S&P GSCI™ Agriculture Index Excess Return, the S&P GSCI™ Energy Index Excess Return, the S&P GSCI™ Industrial Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Precious Metals Index Excess Return, or linked to any one of the foregoing, as described below.
  Unless otherwise specified in the relevant terms supplement, full principal protection if the notes are held to maturity.
  Unless otherwise specified in the relevant terms supplement, cash payment at maturity of principal plus the Additional Amount.
  The Additional Amount will depend on the Basket Return and the specific terms of the notes as set forth in the relevant terms supplement. Unless otherwise specified, the Additional Amount per $1,000 principal amount note will equal (A) $1,000 x the Basket Return x the Participation Rate, but will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable, or (B) an amount calculated according to the formula in clause A, unless the Basket Closing Level exceeds a specified level (which we refer to as the Knock-Out Level) on one of the trading days specified in the relevant terms supplement, in which case the Additional Amount will equal $1,000 x the Knock-Out Rate, or (C) if the Ending Basket Level is greater than or equal to the Starting Basket Level, a fixed amount specified in the relevant terms supplement (which amount we refer to as the Fixed Payment) and otherwise zero (or the Minimum Return, if applicable).
  In addition to a cash payment at maturity of principal plus the Additional Amount, if any, the notes may pay interest prior to maturity, as specified in the relevant terms supplement.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-37.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Basket, any of the Basket Indices or any of the futures contracts underlying the Basket Indices.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:	Unless otherwise specified in the relevant terms supplement, the Basket will be composed of up to five indices (each a “Basket Index,” and together, the “Basket Indices”):
	Basket Index	Bloomberg Ticker Symbol*	Weight

	S&P GSCI™ Agriculture Index Excess Return	SPGCAGP	†
	S&P GSCI™ Energy Index Excess Return	SPGCENP	†
	S&P GSCI™ Industrial Metals Index Excess Return	SPGCINP	†
	S&P GSCI™ Livestock Index Excess Return	SPGCLVP	†
	S&P GSCI™ Precious Metals Index Excess Return	SPGCPMP	†
* If any Bloomberg symbol for a particular Basket Index differs from, or is more precise than, any Bloomberg symbol specified in this product supplement, we will include the different, or more precise, Bloomberg symbol in the relevant terms supplement.

† The weight of each Basket Index in the Basket will be specified in the relevant terms supplement and will be fixed for the term of the notes. For example, the relevant terms supplement may specify that each Basket Index has an equal weight in the Basket, in which case each Basket Index makes up 1/5 of the value of the Basket, or the relevant terms supplement may specify a different weighting for each of the five Basket Indices. The Basket may consist of fewer than all five Basket Indices, in which case the weight of each Basket Index not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indices will each be weighted as 0% of the Basket.

Payment at Maturity:

Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which may be zero (or the Minimum Return, if applicable).

Additional Amount (Notes with neither a Knock-Out Level nor a Fixed Payment):

For notes with neither a Knock-Out Level nor a Fixed Payment, the Additional Amount per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable.

Additional Amount (Notes with a Knock-Out Level):	For notes with a Knock-Out Level, the Additional Amount per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement:
	(1)	If the Basket Closing Level is less than the Knock-Out Level on each of the trading days specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or
	(2)	If the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified in the relevant terms supplement, which we refer to as a Knock-Out Event, $1,000 x the Knock-Out Rate.
Additional Amount (Notes with a Fixed Payment):	For notes with a Fixed Payment, the Additional Amount per $1,000 principal amount note paid at maturity will equal:
	(1)	If the Ending Basket Level is greater than or equal to the Starting Basket Level, an amount specified in the relevant terms supplement; or
	(2)	If the Ending Basket Level is less than the Starting Basket Level, zero (or the Minimum Return, if applicable).
Minimum Return:	If applicable, then the Additional Amount will equal at least the amount specified as the Minimum Return in the relevant terms supplement.
Maximum Return:	If applicable, then the Additional Amount will equal no more than the amount specified as the Maximum Return in the relevant terms supplement.
Other Terms:

In each case if applicable, the Partial Principal Protection Percentage, Participation Rate, Knock-Out Level, Knock-Out Rate, Knock-Out Event, Fixed Payment, Interest Rate, Interest Period, Interest Determination Dates and/or Interest Payment Date(s) will be set forth in the relevant terms supplement.

Basket Return:	Unless otherwise specified in the relevant terms supplement:
Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:

Unless otherwise specified in the relevant terms supplement, set equal to 100 on the pricing date, the final Initial Averaging Date, if applicable, or on such other relevant date or dates as specified in the relevant terms supplement, or, if the Basket consists of a single Basket Index, the closing level of the Basket Index on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the Basket Index on each of the Initial Averaging Dates.

Ending Basket Level:

The Basket Closing Level on the Observation Date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates.

Basket Closing Level:	Unless otherwise specified in the relevant terms supplement, the Basket Closing Level on any trading day will be calculated as follows:

100 x [1 + (Agriculture Return * Agriculture Weighting) + (Energy Return * Energy Weighting) + (Industrial Metals Return * Industrial Metals Weighting) + (Livestock Return * Livestock Weighting) + (Precious Metals Return * Precious Metals Weighting)]

Unless otherwise specified in the relevant terms supplement, on any trading day, the Agriculture Return, the Energy Return, the Industrial Metals Return, the Livestock Return and the Precious Metals Return are the performance of the respective Basket Indices, expressed as a percentage, from the relevant index starting level to the relevant index closing level on such trading day.

The Agriculture Weighting, the Energy Weighting, the Industrial Metals Weighting, the Livestock Weighting and the Precious Metals Weighting (each an “Index Weighting,” and collectively, the “Index Weightings”) are the respective weights of each of the Basket Indices in the Basket as specified in the relevant terms supplement. For example, if the relevant terms supplement specifies that the S&P GSCI™ Agriculture Index Excess Return is weighted to compose 18% of the value of the Basket, the Agriculture Weighting is 18%. The Basket may consist of fewer than all five Basket Indices, in which case the weight of each Basket Index not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indices will each be weighted as 0% of the Basket.

For additional information, see “Description of Notes — Payment at Maturity.”
Basket Valuation Date(s):

The Ending Basket Level will be calculated on a single date, which we refer to as an Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Basket Valuation Dates in this product supplement. Any Basket Valuation Date is subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity.”

Initial Averaging Dates:

As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Knock-Out Event:	For notes with a Knock-Out Level, the relevant terms supplement may specify any trading day(s) during the term of the notes as the day(s) on which a Knock-Out Event can occur.
Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity.”

Investing in the Principal Protected Notes involves a number of risks. See “Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 94-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

August 17, 2007

       In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 94-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 94-I and with respect to JPMorgan Chase & Co. This product supplement no. 94-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 94-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

       The notes described in the relevant terms supplement and this product supplement no. 94-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 94-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

       In this product supplement no. 94-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 94-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 94-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 94-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 94-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 94-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 94-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 94-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 94-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

       The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 94-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Principal Protected Notes Linked to a Basket Consisting of the S&P GSCI™ Agriculture Index Excess Return, the S&P GSCI™ Energy Index Excess Return, the S&P GSCI™ Industrial Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Precious Metals Index Excess Return, or Linked to Any One of the Foregoing.

General

       The Principal Protected Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a Basket consisting of the S&P GSCI™ Agriculture Index Excess Return, the S&P GSCI™ Energy Index Excess Return, the S&P GSCI™ Industrial Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Precious Metals Index Excess Return (each a “Basket Index,” and together, the “Basket Indices”), or linked to any one of the Basket Indices. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

       Unless otherwise specified in the relevant terms supplement, the notes will not pay interest or a fixed amount at maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket over the term of the notes, calculated in accordance with the applicable formula as set out below. Unless otherwise specified in the relevant terms supplement, we will pay you at maturity at least the principal amount of $1,000 for each $1,000 principal amount note and, if specified in the relevant terms supplement, accrued and unpaid interest and/or a Minimum Return.

       The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

       The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

       The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

       The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 94-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

PS-1

Payment at Maturity

       The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed as described below. We will specify, in each case if applicable, the Partial Principal Protection Percentage, Participation Rate, Minimum Return, Maximum Return, Knock-Out Level, Knock-Out Rate, Knock-Out Event and Fixed Payment and the applicable terms of any such payment terms in the relevant terms supplement.

       Unless otherwise specified in the relevant terms supplement, your return on the notes will be linked to the performance of a weighted Basket consisting of the Basket Indices during the term of the notes.

       Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount as described below, which amount may be zero unless a Minimum Return applies. Unless otherwise specified in the relevant terms supplement, you will not receive less than $1,000 for each $1,000 principal amount note if you hold the notes to maturity.

       For notes with neither a Knock-Out Level nor a Fixed Payment, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable.

       The “Partial Principal Protection Percentage” will be a percentage less than 100%, as specified in the relevant terms supplement.

       The “Participation Rate” will be a percentage, which may be more or less than 100%, as specified in the relevant terms supplement.

       The “Minimum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

       The “Maximum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

       For notes with a Knock-Out Level, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement:

(1)	if the Basket Closing Level is less than the Knock-Out Level on each of the trading days specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or

(2)	if the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified by the relevant terms supplement, which we refer to as a “Knock-Out Event,” $1,000 x the Knock-Out Rate.

       The “Knock-Out Level” will be a percentage of the Starting Basket Level or a fixed level of the Basket as specified in the relevant terms supplement.

       The “Knock-Out Rate” will be a percentage as specified in the relevant terms supplement.

       A “Knock-Out Event” occurs when the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified in the relevant terms supplement. For example, the terms supplement may specify a single trading day as the only trading day on which a Knock-Out Event can occur, or the terms supplement may specify that a Knock-Out Event can occur on any trading day during the term of the notes.

PS-2

       For notes with a Fixed Payment, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal:

(1)	if the Ending Basket Level is greater than or equal to the Starting Basket Level, the Fixed Payment; or

(2)	if the Ending Basket Level is less than the Starting Basket Level, zero (or the Minimum Return, if applicable).

       The “Fixed Payment” is a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

       Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change of the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level. The relevant terms supplement will specify the manner in which the Ending Basket Level will be determined. The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Return =	Ending Basket Level – Starting Basket Level

Starting Basket Level

       Unless otherwise specified in the relevant terms supplement, the “Starting Basket Level” will be set equal to 100 on the pricing date, the final Initial Averaging Date, if applicable, or on such other date or dates as specified in the relevant terms supplement, or, if the Basket consists of a single Basket Index, the closing level of the Basket Index on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the Basket Index on each of the Initial Averaging Dates. The “Ending Basket Level” is equal to the Basket Closing Level on the Observation Date, or such other date or dates as specified in the relevant terms supplement or an arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates.

       Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” on any trading day will be calculated as follows:

100 x [1 + (Agriculture Return * Agriculture Weighting) + (Energy Return * Energy Weighting) + (Industrial Metals Return * Industrial Metals Weighting) + (Livestock Return * Livestock Weighting) + (Precious Metals Return * Precious Metals Weighting)]

       Unless otherwise specified in the relevant terms supplement, on any trading day, the Agriculture Return, the Energy Return, the Industrial Metals Return, the Livestock Return and the Precious Metals Return are the performance of the respective Basket Indices, expressed as a percentage, from the relevant index starting level to the relevant index closing level on such trading day.

       The Agriculture Weighting, the Energy Weighting, the Industrial Metals Weighting, the Livestock Weighting and the Precious Metals Weighting (each an “Index Weighting,” and collectively, the “Index Weightings”) are the respective weights of each of the Basket Indices in the Basket as specified in the relevant terms supplement. For example, if the relevant terms supplement specifies that the S&P GSCI™ Agriculture Index Excess Return is weighted to compose 18% of the value of the Basket, the Agriculture Weighting is 18%. The Basket may consist of fewer than all five Basket Indices, in which case the weight of each Basket Index not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indices will each be weighted as 0% of the Basket.

       On any trading day, the “Agriculture Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Agriculture Return =	Agriculture Closing Level – Agriculture Starting Level

Agriculture Starting Level

PS-3

where the “Agriculture Starting Level” is the closing level of the S&P GSCI™ Agriculture Index Excess Return on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Agriculture Index Excess Return on each of the Initial Averaging Dates, and the “Agriculture Closing Level” is the closing level of the S&P GSCI™ Agriculture Index Excess Return on such trading day. However, if the Basket consists of only the S&P GSCI™ Agriculture Index Excess Return, the “Agriculture Closing Level” is the closing level of the S&P GSCI™ Agriculture Index Excess Return on the Observation Date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Agriculture Index Excess Return on each of the Ending Averaging Dates.

       On any trading day, the “Energy Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Energy Return =	Energy Closing Level – Energy Starting Level

Energy Starting Level

where the “Energy Starting Level” is the closing level of the S&P GSCI™ Energy Index Excess Return on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Energy Index Excess Return on each of the Initial Averaging Dates, and the “Energy Closing Level” is the closing level of the S&P GSCI™ Energy Index Excess Return on such trading day. However, if the Basket consists of only the S&P GSCI™ Energy Index Excess Return, the “Energy Closing Level” is the closing level of the S&P GSCI™ Energy Index Excess Return on the Observation Date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Energy Index Excess Return on each of the Ending Averaging Dates.

       On any trading day, the “Industrial Metals Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Industrial Metals Return =	Industrial Metals Closing Level – Industrial Metals Starting Level

Industrial Metals Starting Level

where the “Industrial Metals Starting Level” is the closing level of the S&P GSCI™ Industrial Metals Index Excess Return on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Industrial Metals Index Excess Return on each of the Initial Averaging Dates, and the “Industrial Metals Closing Level” is the closing level of the S&P GSCI™ Industrial Metals Index Excess Return on such trading day. However, if the Basket consists of only the S&P GSCI™ Industrial Metals Index Excess Return, the “Industrial Metals Closing Level” is the closing level of the S&P GSCI™ Industrial Metals Index Excess Return on the Observation Date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Industrial Metals Index Excess Return on each of the Ending Averaging Dates.

       On any trading day, the “Livestock Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Livestock Return =	Livestock Closing Level – Livestock Starting Level

Livestock Starting Level

where the “Livestock Starting Level” is the closing level of the S&P GSCI™ Livestock Index Excess Return on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Livestock Index Excess Return on each of the Initial Averaging Dates, and the “Livestock Closing Level” is the closing level of the S&P GSCI™ Livestock Index Excess Return on such trading day. However, if the Basket consists of only the S&P GSCI™ Livestock Index Excess Return, the “Livestock Closing Level” is the closing level of the S&P GSCI™ Livestock Index Excess Return on the Observation Date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Livestock Index Excess Return on each of the Ending Averaging Dates.

PS-4

       On any trading day, the “Precious Metals Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Precious Metals Return =	Precious Metals Closing Level – Precious Metals Starting Level

Precious Metals Starting Level

where the “Precious Metals Starting Level” is the closing level of the S&P GSCI™ Precious Metals Index Excess Return on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Precious Metals Index Excess Return on each of the Initial Averaging Dates, and the “Precious Metals Closing Level” is the closing level of the S&P GSCI™ Precious Metals Index Excess Return on such trading day. However, if the Basket consists of only the S&P GSCI™ Precious Metals Index Excess Return, the “Precious Metals Closing Level” is the closing level of the S&P GSCI™ Precious Metals Index Excess Return on the Observation Date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the closing levels of the S&P GSCI™ Precious Metals Index Excess Return on each of the Ending Averaging Dates.

       With respect to each Basket Index, the “closing level” on any trading day will equal the official closing level of such Basket Index or any successor index thereto (as described below) published following the regular official weekday close of trading for such Basket Index on that trading day. In certain circumstances, the “closing level” for a Basket Index will be based on the alternate calculation of such Basket Index described under “The Basket Indices.”

       With respect to each Basket Index, a “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which (i) such Basket Index or any relevant successor index is calculated and (ii) futures contracts constituting more than 80% of the value of such Basket Index or such successor index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing level of such Basket Index or such successor index, as applicable.

       The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day with respect to any Basket Index, or there is a market disruption event with respect to any Basket Index on such Initial Averaging Date (any such Basket Index affected by a non-trading day or a market disruption event, a “Disrupted Basket Index”), the applicable Initial Averaging Date will be the immediately succeeding trading day for any such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing; provided that the Basket Closing Level on such Initial Averaging Date, as postponed, shall be determined by using (1) the closing level for each Basket Index (other than any such Disrupted Basket Index) on the originally scheduled Initial Averaging Date and (2) the closing level for any such Disrupted Basket Index on the immediately succeeding trading day for such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing. For the avoidance of doubt, if an Initial Averaging Date is to be postponed as described above, and there are two or more Disrupted Basket Indices and the first trading day on which there is no market disruption event relating to the first Disrupted Basket Index is different from such trading day for one or more of the other Disrupted Basket Indices, such Initial Averaging Date will be postponed to the latest of such trading days. Under these circumstances, the calculation agent will calculate the Basket Closing Level for such Initial Averaging Date using the closing levels of the Disrupted Basket Indices on different trading days.

       In no event, however, shall any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day with respect to any Disrupted Basket Index, or there is a market disruption event with respect to any Disrupted Basket Index on such tenth business day, the calculation agent will determine the closing level for any such Disrupted Basket Index for such date in accordance with the formula for and method

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of calculating such closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each futures contract most recently constituting such Disrupted Basket Index.

       The Basket Valuation Date(s), which will either be a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below.

       The maturity date will be specified in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Basket Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Basket Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

       We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the Interest Payment Dates, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

       A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

       Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Notes with a maturity of more than one year

       If a Basket Valuation Date is not a trading day with respect to any Basket Index, or there is a market disruption event with respect to any Basket Index on such Basket Valuation Date, the applicable Basket Valuation Date will be the immediately succeeding trading day for any such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing; provided that the Basket Closing Level on such Basket Valuation Date, as postponed, shall be determined by using (1) the closing level for each Basket Index (other than any such Disrupted Basket Index) on the originally scheduled Basket Valuation Date and (2) the closing level for any such Disrupted Basket Index on the immediately succeeding trading day for such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing. For the avoidance of doubt, if a Basket Valuation Date is to be postponed as described above, and there are two or more Disrupted Basket Indices and the first trading day on which there is no market disruption event relating to the first Disrupted Basket Index is different from such trading day for one or more of the other Disrupted Basket Indices, such Basket Valuation Date will be postponed to the latest of such trading days. Under such circumstances, the calculation agent will calculate the Basket Closing Level for such Basket Valuation Date using the closing levels of the Disrupted Basket Indices on different trading days.

       In no event, however, shall any Basket Valuation Date be postponed more than ten business days following the date originally scheduled to be such Basket Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Basket Valuation Date is not a trading day with respect to any Disrupted Basket Index, or there is a market disruption event with respect to any

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Disrupted Basket Index on such tenth business day, the calculation agent will determine the closing level for any such Disrupted Basket Index for such date in accordance with the formula for and method of calculating such closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each futures contract most recently constituting such Disrupted Basket Index.

Notes with a maturity of not more than one year

       If a Basket Valuation Date is not a trading day with respect to any Basket Index, or there is a market disruption event with respect to any Basket Index on such Basket Valuation Date, the applicable Basket Valuation Date will be the immediately succeeding trading day for any such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing; provided that the Basket Closing Level on such Basket Valuation Date, as postponed, shall be determined by using (1) the closing level for each Basket Index (other than any such Disrupted Basket Index) on the originally scheduled Basket Valuation Date and (2) the closing level for any such Disrupted Basket Index on the immediately succeeding trading day for such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing; provided, further, that no Basket Valuation Date, as postponed, shall produce a maturity date more than one year (counting for this purpose the issue date but not the maturity date) after the issue date (the last date that could serve as the final Basket Valuation Date without causing the maturity date to be more than one year after the issue date, the “Final Disrupted Valuation Date”). For the avoidance of doubt, if a Basket Valuation Date is to be postponed as described above, and there are two or more Disrupted Basket Indices and the first trading day on which there is no market disruption event relating to the first Disrupted Basket Index is different from such trading day for one or more of the other Disrupted Basket Indices, such Basket Valuation Date will be postponed to the latest of such trading days. Under these circumstances, the calculation agent will calculate the Basket Closing Level for such Basket Valuation Date using the closing levels of the Disrupted Basket Indices on different trading days.

       In no event, however, shall any Basket Valuation Date be postponed more than ten business days following the date originally scheduled to be such Basket Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Basket Valuation Date is not a trading day with respect to any Disrupted Basket Index, or there is a market disruption event with respect to any Disrupted Basket Index on such tenth business day, the calculation agent will determine the closing level for any such Disrupted Basket Index for such date in accordance with the formula for and method of calculating such closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each futures contract most recently constituting such Disrupted Basket Index.

       Notwithstanding the foregoing, if any Basket Valuation Date has been postponed to the Final Disrupted Valuation Date (treating any such Basket Valuation Date that is not the final Basket Valuation Date as if it were the final Basket Valuation Date), and such Final Disrupted Valuation Date is not a trading day with respect to any Disrupted Basket Index, or there is a market disruption event with respect to any Disrupted Basket Index on such Final Disrupted Valuation Date, the calculation agent will determine the closing level for any such Disrupted Basket Index for such Final Disrupted Valuation Date in accordance with the formula for and method of calculating such closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement

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price that would have prevailed but for such suspension or limitation or non-trading day) on the business day immediately preceding such Final Disrupted Valuation Date of each futures contract most recently constituting such Disrupted Basket Index. For the avoidance of doubt, in no event shall any Basket Valuation Date occur after the Final Disrupted Valuation Date.

Interest Payments

       If the relevant terms supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, as specified in such terms supplement. Under these circumstances, interest will accrue from the issue date of the notes to but excluding the maturity date. Interest will be paid in arrears on each date specified in the relevant terms supplement (each such date an “Interest Payment Date”) to but excluding the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. Interest on the notes will be calculated based on a 360-day year of twelve 30-day months, unless otherwise specified in the relevant terms supplement. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next interest payment period will commence as if the payment had not been delayed. If the maturity date is adjusted as the result of a market disruption event, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

Basket Consisting of a Single Basket Index

       If the Basket consists of only one Basket Index, unless otherwise specified in the relevant terms supplement, all references to (1) the “Basket Return” will be deemed to refer to the Agriculture Return, the Energy Return, the Industrial Metals Return, the Livestock Return or the Precious Metals Return, as applicable, and may be referred to as the “Index Return” in the relevant terms supplement, (2) the “Ending Basket Level” will be deemed to refer to the “Agriculture Closing Level,” the “Energy Closing Level,” the “Industrial Metals Closing Level,” the “Livestock Closing Level” or the “Precious Metals Closing Level,” as applicable, in the relevant terms supplement, and may be referred to as the “Ending Index Level” in the relevant terms supplement, and (3) the “Starting Basket Level” will be deemed to refer to the “Agriculture Starting Level,” the “Energy Starting Level,” the “Industrial Metals Starting Level,” the “Livestock Starting Level” or the “Precious Metals Starting Level,” as applicable, and may be referred to as the “Initial Index Level” in the relevant terms supplement.

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RISK FACTORS

       Your investment in the notes will involve certain risks. The notes may not pay interest or guarantee any return on principal prior to maturity unless otherwise specified in the relevant terms supplement. Investing in the notes is not equivalent to investing directly in the Basket, any of the Basket Indices or any of the futures contracts underlying the Basket Indices. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes differ from conventional debt securities.

       The notes combine features of equity and debt. The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total payment at maturity may be based on the performance of the Basket rather than the interest rate we will pay you. Where the relevant terms supplement does not provide for interest payments, if the Ending Basket Level does not exceed, or in certain cases, equal, the Starting Basket Level, and if the Basket Closing Level is less than the Knock-Out Level, if any, on each of the trading days specified in the relevant terms supplement, at maturity you will receive only $1,000 (plus the Minimum Return, if any) for each $1,000 principal amount note, unless otherwise specified in the relevant terms supplement. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note (plus the Minimum Return, if any) will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes may not pay more than the applicable principal amount, and accrued and unpaid interest, if applicable, at maturity.

       If the Ending Basket Level is less than, or, in certain cases, equal to the Starting Basket Level, and the Basket Closing Level is less than the Knock-Out Level, if any, on all of the trading days specified in the relevant terms supplement, you will receive only the applicable interest payments, if any, set forth in the terms supplement and, unless otherwise specified in the relevant terms supplement, $1,000 (plus the Minimum Return, if any) for each $1,000 principal amount note you hold at maturity. This will be true even if the value of the Basket was higher than the Starting Basket Level at some time during the term of the notes but later fell below the Starting Basket Level. Because the notes may accrue no interest or interest at an interest rate lower than that payable for other debt securities issued by us with a comparable maturity, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity. This return may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The starting level for the Basket Indices may be determined after the issue date of the notes.

       If so specified in the relevant terms supplement, the starting level for the Basket Indices will be determined based on the arithmetic average of the closing levels of the Basket Indices on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the starting level for the Basket Indices may not be determined, and you may therefore not know such value, until after the issue date. Similarly, the global note certificate constituting the notes, which will be deposited with The Depository Trust Company on the issue date as described under “General Terms of Notes — Book-Entry Only Issuance — The Depository Trust Company,” will not set forth the starting level for the Basket Indices. The starting level for the Basket Indices will be used in the calculation of the returns for the various Basket Indices, and the returns will be used in calculating the Basket Return and the payment at maturity. If there are any increases in the closing levels for the Basket Indices on the Initial Averaging Dates that occur after the issue date and such increases result in the starting level for one or

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more of the Basket Indices being higher than the closing level of such Basket Indice(s) on the issue date, this may establish higher levels that the Basket Indices must achieve for you to receive at maturity more than the applicable principal amount of your notes and, if applicable, the Minimum Return.

The appreciation potential of the notes will be limited by the Knock-Out Level, if applicable.

       If the notes have a Knock-Out Level, the appreciation potential of the notes is limited by the Knock-Out Level and the corresponding Knock-Out Rate. For example, if the Knock-Out Level equals 125% of the Starting Basket Level, the appreciation potential of the notes is limited to 24.99%. Once the Basket Closing Level equals or exceeds the Knock-Out Level, the appreciation potential of the notes is limited to the Knock-Out Rate, even if the Basket Return is greater than the Knock-Out Rate. For notes with a Knock-Out Level, if the Basket Closing Level is greater than or equal to the Knock-Out Level on any trading day specified in the relevant terms supplement, the return on the notes will equal the Knock-Out Rate multiplied by the applicable principal amount of the notes and will not be determined by reference to the Basket Return. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore, your return may be less than the return you would have otherwise received if you had invested directly in the Basket Indices, the futures contracts underlying the Basket Indices or any other instruments linked to any of the Basket Indices or the physical commodities upon which the futures contracts underlying the Basket Indices are based. Under these circumstances, your return will not reflect any potential increase in the Ending Basket Level, as compared to the Starting Basket Level, of greater than the Knock-Out Rate.

The Ending Basket Level may be less than the Basket Closing Level at the maturity date of the notes or at other times during the term of the notes.

       Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more Basket Valuation Dates near the end of the term of the notes, the level of the Basket at various other times during the term of the notes could be higher than the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket after the Basket Valuation Dates, if there is a significant decrease in the level of the Basket during the latter portion of the term of the notes or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Basket Valuation Date for the notes is near the end of the term of the notes, then if Basket levels steadily increase or remain relatively constant during the initial term of the notes and then decreases below the Starting Basket Level, the Ending Basket Level may be significantly less than if it were calculated on a date earlier than the Basket Valuation Date(s). Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket Indices, the futures contracts underlying the Basket Indices or any other instruments linked to any of the Basket Indices or the physical commodities upon which the futures contracts underlying the Basket Indices are based for which there is an active secondary market.

The appreciation potential of the notes will be limited by the Fixed Payment, if applicable.

       If the notes have a Fixed Payment, the appreciation potential of the notes is limited to the appreciation represented by such Fixed Payment, even if the appreciation in the Basket would, but for the Fixed Payment, result in the payment of a greater Additional Amount at maturity. If the Ending Basket Level is greater than or equal to the Starting Basket Level, the return on the notes will equal the Fixed Payment and will not be determined by reference to the Basket Return. This return will be limited regardless of the appreciation of the Basket, which may be significant. Therefore, under certain circumstances, your return may be less than the return you would have otherwise received if you had invested directly in the Basket Indices individually, the futures contracts underlying the Basket Indices or any other instruments linked to any of the Basket Indices or the physical commodities upon which the futures contracts underlying the Basket Indices are based for which there is an active secondary market.

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The appreciation potential of the notes will be limited by the Maximum Return, if applicable.

       If the notes have a Maximum Return, the appreciation potential of the notes is limited to the fixed dollar amount per $1,000 principal amount note specified in the relevant terms supplement as the Maximum Return. The Additional Amount will equal no more than the Maximum Return. Accordingly, the appreciation potential of the notes will be limited to the Maximum Return even if the Additional Amount calculated with reference to the Basket Return and Participation Rate would be greater than the Maximum Return.

The Basket Indices may not be equally weighted.

       Unless otherwise specified in the relevant terms supplement, the Basket is composed of up to five indices, each of which may have a different weight in determining the value of the Basket, depending on the Index Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Agriculture Weighting, the Energy Weighting, the Industrial Metals Weighting, the Livestock Weighting and the Precious Metals Weighting are 10%, 30%, 20%, 25% and 15%, respectively. One consequence of such an unequal weighting of the Basket Indices is that the same percentage change in two of the Basket Indices may have a different effect on the Basket Closing Level. For example, if the Energy Weighting is greater than the Livestock Weighting, a 5% decrease in the S&P GSCI™ Energy Index Excess Return will have a greater effect on the Basket Closing Level than a 5% decrease in the S&P GSCI™ Livestock Index Excess Return.

Changes in the value of the Basket Indices may offset each other.

       Unless otherwise specified in the relevant terms supplement, the notes are linked to a weighted Basket composed of the Basket Indices. Price movements in the Basket Indices may not correlate with each other. At a time when the value of one or more of the Basket Indices increases, the value of the other Basket Indices may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Basket Indices may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Indices, particularly if the Basket Index or Indices that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. Unless the relevant terms supplement provides for interest payments, a Knock-Out feature and/or a Minimum Return, if the Basket Return is flat or negative, you will only receive the principal amount of your notes at maturity.

The Basket may consist of only one Basket Index.

       In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indices will each be weighted as 0% of the Basket. In such cases, the Basket Closing Level will be determined with respect to the closing level of the single Basket Index, as applicable, and changes in other Basket Indices will have no effect on the Basket Closing Level.

If the Participation Rate is less than 100%, the Additional Amount will be limited by the Participation Rate.

       If the Participation Rate is less than 100% and the Ending Basket Level exceeds the Starting Basket Level, the Additional Amount you receive at maturity will equal only a percentage, as specified in the relevant terms supplement, of the Basket performance above the Starting Basket Level. Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the performance of the Basket.

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Prices for the physical commodities upon which the futures contracts that compose the Basket Indices are based may change unpredictably and affect the value of the notes in unanticipated ways.

       A decrease in the price of any of the commodities upon which the futures contracts that compose the Basket Indices are based may have a material adverse effect on the value of the notes and your return on an investment in the notes. The prices of such commodities are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and trade, fiscal, monetary and exchange control policies. Many commodities are also highly cyclical. These factors, some of which are specific to the market for each such commodity, as discussed below, may cause the value of the different commodities upon which the futures contracts that compose the Basket Indices are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Basket. It is not possible to predict the aggregate effect of all or any combination of these factors.

       The S&P GSCI™ Agriculture Index Excess Return

       The S&P GSCI™ Agriculture Index Excess Return is a world production-weighted index of certain agricultural commodities in the world economy. Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, as well as general trade, fiscal and exchange control policies. Extrinsic factors such as drought, floods, general weather conditions, disease and natural disasters may also affect agricultural commodity prices. Demand for agricultural commodities such as wheat, corn and soybeans, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

       The S&P GSCI™ Energy Index Excess Return

       The S&P GSCI™ Energy Index Excess Return is a world production-weighted index of certain energy commodities in the world economy, including WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, Heating Oil, Gasoil and Natural Gas. Global energy commodity prices are primarily affected by the global demand for and supply of these commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for energy commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies and with respect to oil, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodities futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity, and will tend to reflect general economic conditions.

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       The S&P GSCI™ Industrial Metals Index Excess Return

       The S&P GSCI™ Industrial Metals Index Excess Return is a world production-weighted index of certain industrial metals commodities in the world economy, including High Grade Primary Aluminum, Copper, Standard Lead, Primary Nickel and Special High Grade Zinc. Global industrial metals commodity prices are primarily affected by the global demand for and supply of these commodities, but are also significantly influenced by speculative actions and by currency exchange rates. Demand for industrial metals is significantly influenced by the level of global industrial economic activity. Prices for industrial metals commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, general weather conditions, government intervention, embargoes and tariffs. An additional, but highly volatile, component of demand for industrial metals is adjustments to inventory in response to changes in economic activity and/or pricing levels, which will influence investment decisions in new mines and smelters. Sudden disruptions in the supplies of industrial metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power may cause prices of industrial metals futures contracts to become extremely volatile and unpredictable. The introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities will also affect the prices of industrial metals commodities.

       The S&P GSCI™ Livestock Index Excess Return

       The S&P GSCI™ Livestock Index Excess Return is a world production-weighted index of certain livestock commodities in the world economy, including live cattle, feeder cattle and lean hogs, which are “non-storable” commodities, and therefore may experience greater price volatility than traditional commodities. Global livestock commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for livestock commodities are affected by governmental programs and policies regarding livestock, as well as general trade, fiscal and exchange control policies. Extrinsic factors such as drought, floods, general weather conditions, disease (e.g., Bovine Spongiform Encephalopathy, or Mad Cow Disease), availability of and prices for livestock feed and natural disasters may also affect livestock commodity prices. Demand for livestock commodities has generally increased with worldwide growth and prosperity.

       The S&P GSCI™ Precious Metals Index Excess Return

       The S&P GSCI™ Precious Metals Index Excess Return is a world production-weighted index consisting of two precious metals commodities in the world economy: Gold and Silver. Global precious metals commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. Gold prices in particular are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.

       Silver prices are also subject to fluctuation and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing

PS-13

countries such as the United Mexican States and the Republic of Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the silver commodities market.

You will not have rights in the exchange-traded futures contracts on the commodities underlying the Basket Indices.

       As an owner of the notes, you will not have rights that holders of exchange-traded futures contracts on the commodities underlying the Basket Indices may have.

Owning the notes is not the same as owning the commodities upon which the futures contracts that compose the Basket Indices are based, or certain other commodity-related contracts directly.

       The return on your notes will not reflect the return you would realize if you actually purchased the commodities upon which the futures contracts that compose the Basket Indices are based, or exchange-traded or over-the-counter instruments based on any of the Basket Indices. You will not have any rights that holders of such assets or instruments have.

The Basket Indices may include contracts that are not traded on regulated futures exchanges.

       The Basket Indices were originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). As described below, however, the Basket Indices may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Basket Indices may expose you to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices of commodities included in the Basket Indices relative to their current prices may lead to a decrease in the payment at maturity of the notes.

       As the contracts that underlie the Basket Indices come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” Excluding other considerations, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in each Basket Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in the Basket Indices have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Commodities may also fluctuate between backwardation and contango markets. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Basket Indices and, accordingly, the amount payable at maturity of the notes.

PS-14

The weighting of each Basket Index composing the Basket as a whole differs from the weight of such commodities in the S&P GSCI™.

       The S&P GSCI™ is a world- production -weighted index that is designed to measure the performance, over time, of the markets for non-financial, physical commodities satisfying specified criteria. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with its Index Advisory Panel, as described below) of such commodities to the world economy. This feature of the S&P GSCI™ facilitates the use of the S&P GSCI™ as a benchmark for changes in certain economic factors such as inflation. In contrast, the Basket is calculated using a custom weighting designated for each of the Basket Indices. As a result, the Basket is not based on the relative world production levels of each of the commodities represented in the S&P GSCI™ and may not serve as a benchmark for changes in inflation or other economic factors. In particular, because of the significance of energy commodities such as oil and gasoline to the world economy, investors should be aware that changes in world production levels and/or prices of energy commodities will not affect the custom weighting of the S&P GSCI™ Energy Index Excess Return in the Basket in the same way as such changes would effect the weighting of the S&P GSCI™ Energy Index Excess Return in the S&P GSCI™, or the weighting of the individual commodities’ futures contracts underlying the S&P GSCI™ Energy Index Excess Return. Therefore, any such changes in world production levels and/or prices of energy commodities may not be reflected in the Basket Closing Level and your return on the Notes to the same extent as they will be reflected in the performance of the S&P GSCI™ and the individual commodities’ futures contracts.

Changes in the composition and valuation of the S&P GSCI™ may adversely affect the market value and/or the payment at maturity of the notes.

       The composition of the S&P GSCI™ and its sub-indices (including the Basket Indices) may change over time, as additional futures contracts satisfy the eligibility criteria of the S&P GSCI™ or futures contracts currently included in the S&P GSCI™ fail to satisfy such criteria. Those changes could impact the composition and valuation of the Basket Indices. The weighting factors applied to each commodity included in each of the Basket Indices change annually, based on changes in commodity production statistics. In addition, Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”), in consultation with its Index Advisory Panel, may modify the methodology for determining the composition and weighting of the Basket Indices and for calculating their value in order to assure that the S&P GSCI™ represents a measure of the performance over time of the markets for the underlying commodities represented by the S&P GSCI™ and its sub-indices. A number of modifications to the methodology for determining the contracts to be included in each Basket Index, and for valuing each Basket Index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value and/or the payment at maturity for the notes.

Index calculation disruption events may require an adjustment to the calculation of each Basket Index.

       At any time during the term of the notes, the daily calculation of each Basket Index may be adjusted in the event that S&P, the publisher of the S&P GSCI™ and its sub-indices (including the Basket Indices), determines that any of the following Index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract used in the calculation of each Basket Index on that day; the settlement price of any exchange-traded futures contract used in the calculation of each Basket Index reflects the maximum permitted price change from the previous day’s settlement price; or the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of each Basket Index. Any such Index calculation disruption events may have an adverse impact on the value of each Basket Index or the manner in which it is calculated.

PS-15

S&P may be required to replace a contract underlying a Basket Index if the existing futures contract is terminated or replaced.

       A futures contract known as a “Designated Contract” has been selected as the reference contract for the underlying physical commodity included in each Basket Index. Data concerning this Designated Contract will be used to calculate each Basket Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; however, if one or more Designated Contracts were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Index Committee, if available, to replace each such Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the individual Basket Index, as well as the value of the Basket as a whole.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the notes.

       The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Basket Indices, the Basket as a whole, and therefore, the value of your notes.

The notes are designed to be held to maturity.

       The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the date of the issuance of the notes. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

       Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

       J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

PS-16

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

       Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Basket Indices and interest rates on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the volatility, frequency and magnitude of changes in the value of the Basket Indices;

  supply and demand for the notes, including inventory positions of J.P. Morgan Securities Inc. or any other market maker;
  the market price of the physical commodities upon which the futures contracts that compose the Basket Indices are based or the exchange-traded futures contracts on such commodities;

  economic, financial, political and regulatory, geographical, meteorological or judicial events that affect commodities markets generally or the futures contracts underlying the Basket Indices, and which may affect the level of the Basket Indices and the Basket Return;

  interest and yield rates in the market generally;

  the time remaining to the maturity of the notes; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

       You cannot predict the future performance of any or all of the Basket Indices based on their historical performance. The Ending Basket Level may be flat or negative as compared to the Starting Basket Level, in which event you will only receive the principal amount of your notes at maturity unless the relevant terms supplement provides for interest payments, a Partial Principal Protection Percentage, a Minimum Return or includes a Knock-Out feature.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

       While the payment at maturity will be based on the applicable principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

Market disruptions may adversely affect your return.

       The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Closing Level or the Basket Return on any Basket Valuation Date, or the closing levels of the Basket Indices on any Initial Averaging Date and calculating the Additional Amount, if any, that we are required to pay you. Market disruptions might also prevent the calculation agent from properly valuing the closing level of a Basket Index on an Initial Averaging Date, if applicable. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Valuation Dates or Initial Averaging Dates, if applicable, and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

PS-17

S&P has no obligation to consider your interests.

       S&P is responsible for calculating and maintaining each of the Basket Indices. S&P can make methodological changes that could change the value of each Basket Index at any time and it has no obligation to consider your interests. S&P may discontinue or suspend calculation or dissemination of each Basket Index. If one or more of these events occurs, the calculation of the payment at maturity will be adjusted to reflect such event or events. See “The Basket Indices.” Consequently, any of these actions could adversely affect market value and/or payment at maturity of the notes. S&P has no obligation to consider your interests in calculating or revising the methodology of each Basket Index.

We or our affiliates may have adverse economic interests to the holders of the notes.

       J.P. Morgan Securities Inc. and other affiliates of ours trade the individial commodities, the futures contracts that compose the Basket Indices, options on such futures contracts, the individual commodities on which such futures contracts are based and other financial instruments related to the Basket Indices, such futures contracts, options or commodities on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to one or more of the Basket Indices. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of one or more of the Basket Indices and, accordingly, could affect the value of the notes and any Additional Amount payable to you at maturity.

       We or one or more of our affiliates may also publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in prices of commodities on which the futures contracts composing the Basket Indices are based or the related futures contracts or options. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future price movements of such commodities or the related futures contracts or options.

       Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Basket Indices or the price of the futures contracts composing the Basket Indices or the commodities upon which such futures contracts are based. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

       We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

       J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Starting Level and Closing Level for each of the Basket Indices, the Starting Basket Level, the Ending Basket Level, the Basket Return, the Additional Amount, if any, we will pay you at maturity, the closing level of each Basket Index on each Initial Averaging Date, if applicable, and the Basket Closing Level on any Basket Valuation Date, as well as whether the Basket Closing Level is greater than or equal to the Knock-Out Level, for notes with a Knock-Out feature, on any trading day during the term of the notes as specified in the relevant terms supplement, whether the Ending Basket Level is equal to or greater than the Starting Basket Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether any of the Basket Indices have been discontinued, whether there has been a material change in the method of calculation of any of the Basket Indices and, if the notes bear interest, whether a day is an interest payment date. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

PS-18

Generally, if the term of the notes is not more than one year, the notes will be treated as short-term debt instruments for U.S. federal income tax purposes.

       Generally, if the term of the notes is not more than one year (including either the issue date or the last possible date that the notes could be outstanding, but not both), the notes will be treated as “short-term” debt instruments for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the tax treatment of an investment in the notes are uncertain. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 94-I and consult your tax adviser regarding your particular circumstances.

Generally, if the term of the notes is more than one year, the notes will be contingent payment debt instruments for U.S. federal income tax purposes.

       Generally, if the term of the notes is more than one year (including either the issue date or the last possible date that the notes could be outstanding, but not both), the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. As a result, you will generally be required to recognize interest income in each year at a “comparable yield,” even though we may not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes and the projected amount of stated interest, if any, will reduce your basis in the notes. Generally, amounts received at maturity or on earlier sale or disposition in excess of your basis will be treated as additional interest income while any loss will generally be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income) with the balance treated as capital loss, which may be subject to limitations. Losses may be subject to special reporting requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 94-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

       If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-19

USE OF PROCEEDS

       Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in one or more Basket Indices, the futures contracts underlying one or more Basket Indices or options on such futures contracts, or instruments the value of which is derived from one or more Basket Indices or their underlying futures contracts. While we cannot predict an outcome, such hedging activity or other hedging and investment activities of ours could potentially increase the level of one or more Basket Indices, and therefore effectively establish a higher level that the relevant Basket Index must achieve for you to receive, at maturity of the notes, more than the applicable principal amount of your notes (other than, if applicable, any interest payment or payment of the Minimum Return). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in one or more Basket Indices, the futures contracts underlying one or more Basket Indices or options on such futures contracts, or instruments the value of which is derived from one or more Basket Indices or their underlying futures contracts. Although we have no reason to believe that any of these activities will have a material impact on the level of any of the Basket Indices, or the value of the notes, we cannot assure you that these activities will not have such an effect.

       We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-20

THE BASKET INDICES

       We have derived all information regarding the Basket Indices contained in this product supplement, including, without limitation, its make-up and method of calculation, from publicly available information. The Basket Indices are calculated, maintained and published daily by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”). We make no representation or warranty as to the accuracy or completeness of such information.

       The notes are linked to the performance of the S&P GSCI™ Agriculture Index Excess Return, the S&P GSCI™ Energy Index Excess Return, the S&P GSCI™ Industrial Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Precious Metals Index Excess Return (each a “Basket Index,” and together, the “Basket Indices”). Each of the Basket Indices is a sub-index of the S&P GSCITM, a composite index of commodity sector returns. The S&P GSCI™ and the Basket Indices are published by S&P, and are determined, composed and calculated by S&P without regard to the notes. S&P acquired the rights to the S&P GSCI™ from Goldman, Sachs & Co. in February 2007. Goldman, Sachs & Co. established and began calculating the S&P GSCI™ in May 1991. The former name of the S&P GSCI™ was the Goldman Sachs Commodity Index, or GSCI®.

       The S&P GSCI™ is an index on a world production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with its Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

       The S&P GSCI™ Agriculture Index Excess Return is a world production-weighted index of certain agricultural commodities in the world economy. As of August 14, 2007, the S&P GSCI™ Agriculture Index Excess Return composed 12.96% of the total S&P GSCI™. In turn, as of that date, 30.40% of the value of the S&P GSCI™ Agriculture Index Excess Return was determined by futures contracts for Wheat (Chicago Wheat), 10.19% of the value was determined by futures contracts for Red Wheat (Kansas Wheat), 22.53% of the value was determined by futures contracts for Corn, 14.97% of the value was determined by futures contracts for Soybeans, 6.94% of the value was determined by futures contracts for Cotton, 7.95% of the value was determined by futures contracts for Sugar, 5.40% of the value was determined by futures contracts for Coffee and 1.62% of the value was determined by futures contracts for Cocoa.

       The S&P GSCI™ Energy Index Excess Return is a world production-weighted index of certain energy commodities in the world economy, including WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, Heating Oil, Gasoil and Natural Gas. As of August 14, 2007, the S&P GSCI™ Energy Index Excess Return composed 70.28% of the total S&P GSCI™. In turn, as of that date, 51.59% of the value of the S&P GSCI™ Energy Index Excess Return was determined by futures contracts for WTI Crude Oil, 20.83% of the value was determined by futures contracts for Brent Crude Oil, 1.85% of the value was determined by futures contracts for RBOB Gasoline, 8.27% of the value was determined by futures contracts for No. 2 Heating Oil, 7.14% of the value was determined by futures contracts for GasOil and 10.32% of the value was determined by futures contracts for Natural Gas.

PS-21

       The S&P GSCI™ Industrial Metals Index Excess Return is a world production-weighted index of certain industrial metals commodities in the world economy, including High Grade Primary Aluminum, Copper, Standard Lead, Primary Nickel and Special High Grade Zinc. As of August 14, 2007, the S&P GSCI™ Industrial Metals Index Excess Return composed 9.80% of the total S&P GSCI™. In turn, as of that date, 30.10% of the value of the S&P GSCI™ Industrial Metals Index Excess Return was determined by futures contracts for High Grade Primary Aluminum, 40.51% of the value was determined by futures contracts for Copper Grade A, 7.14% of the value was determined by futures contracts for Standard Lead, 11.22% of the value was determined by futures contracts for Primary Nickel and 11.02% of the value was determined by futures contracts for Special High Grade Zinc.

       The S&P GSCI™ Livestock Index Excess Return is a world production-weighted index of certain livestock commodities in the world economy, including live cattle, feeder cattle and lean hogs. As of August 14, 2007, the S&P GSCI™ Livestock Index Excess Return composed 4.68% of the total S&P GSCI™. In turn, as of that date, 55.56% of the value of the S&P GSCI™ Livestock Index Excess Return was determined by futures contracts for Live Cattle, 13.25% of the value was determined by futures contracts for Feeder Cattle and 31.19% of the value was determined by futures contracts for Lean Hogs.

       The S&P GSCI™ Precious Metals Index Excess Return is a world production-weighted index consisting of two precious metals commodities in the world economy: Gold and Silver. As of August 14, 2007, the S&P GSCI™ Precious Metals Index Excess Return composed 2.26% of the total S&P GSCI™. In turn, as of that date, 88.05% of the value of the S&P GSCI™ Precious Metals Index Excess Return was determined by futures contracts for Gold and 11.95% of the value was determined by futures contracts for Silver.

       The Basket Indices reflect the excess returns that are potentially available through an unleveraged investment in the futures contracts relating to the various components of the S&P GSCI™. Since the S&P GSCI™ is the parent index of the Basket Indices, the methodology for compiling the S&P GSCI™ relates as well to the methodology of compiling the Basket Indices.

       The value of the Basket Indices on any given day reflects:

  the price levels of the contracts included in the Basket Index (which represents the value of the Basket Index), and the “contract daily return,” which is the percentage change in the total dollar weight of the Basket Index from the previous day to the current day.

       Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI™ and the Basket Indices. The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below. S&P makes the official calculations of the S&P GSCI™ and the Basket Indices.

The Index Committee and the Index Advisory Panel

       S&P has established an Index Committee to oversee the daily management and operations of the S&P GSCI™, and is responsible for all analytical methods and calculation of the indices. The Committee is comprised of three full-time professional members of S&P’s staff and two members of Goldman Sachs Group, Inc. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for an addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities or other matters.

       S&P considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all Index Committee discussions are confidential.

PS-22

       S&P has established an Index Advisory Panel (the “Advisory Panel”) to assist it in connection with the operation of the S&P GSCI™. The Advisory Panel meets on an annual basis and at other times at the request of S&P. The principal purpose of the Advisory Panel is to advise S&P with respect to, among other things, the calculation of the S&P GSCI™, the effectiveness of the S&P GSCI™ as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCI™. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI™ are made by S&P.

       The Advisory Panel meets on a regular basis, once during each year. Prior to the meeting, S&P determines the commodities and contracts to be included in the S&P GSCI™ for the following calendar year, as well as the weighting factors for each commodity. The Advisory Panel members receive the proposed composition of the S&P GSCI™ in advance of the meeting and discuss the composition at the meeting. S&P also consults the Advisory Panel on any other significant matters with respect to the calculation or operation of the S&P GSCI™. The Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCI™

       In order to be included in the S&P GSCI™, a contract must satisfy the following eligibility criteria:

  The contract must be in respect of a physical commodity and not a financial commodity.

  In addition, the contract must:

    have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

    at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

       From January 2007, the trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCI™ that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

       The commodity must be the subject of a contract that:

  is denominated in U.S. dollars; and

  is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development and that:

    makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

    makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

    accepts bids and offers from multiple participants or price providers; and

    is accessible by a sufficiently broad range of participants.

       With respect to inclusion on each sub-index of the S&P GSCI™, a contract must be in respect to the physical commodity that is described by that specific index.

       The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™. In appropriate circumstances, however, S&P, in consultation with the Advisory Panel, may determine that

PS-23

a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

       At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

       For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made. The following eligibility criteria apply:

  A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity that is not represented in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

  A contract that is already included in the S&P GSCI™ at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

  A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

  A contract that is already included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

       In addition:

  A contract that is already included in the S&P GSCI™ at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI™ and each contract’s percentage of the total is then determined.

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  A contract that is not included in the S&P GSCI™ at the time of determination must, in order to be added to the S&P GSCI™ at such time, have a reference percentage dollar weight of at least 1.0%.

  In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI™ in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI™ attributable to such commodity exceeding a particular level.

  If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI™ attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCI™ the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI™ attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ attributable to it.

       The contracts currently included in the S&P GSCI™ are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

       The five-year moving average is updated annually for each commodity included in the S&P GSCI™, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI™ are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

       In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI™ is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI™ to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI™ will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI™, in consultation with the Advisory Panel, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI™. Commodities included in the S&P GSCI™ which no longer satisfy such criteria, if any, will be deleted.

       S&P, in consultation with the Advisory Panel, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI™ are necessary or appropriate in order to assure that the S&P GSCI™ represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Panel.

PS-25

Contract Expirations

       Because the S&P GSCI™ comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, in consultation with the Advisory Panel, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

       If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI™

       The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time. The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of the underlying commodities.

       The dollar weight of each such commodity on any given day is equal to:

  the daily contract reference price,

  multiplied by the appropriate CPWs, and

  during a roll period, the appropriate “roll weights” (discussed below).

       The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

Contract Daily Return

       The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™ of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

       The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI™ is designed to replicate the performance of actual

PS-26

investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

       If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

  no daily contract reference price is available for a given contract expiration;

  any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

  trading in the relevant contract terminates prior to its scheduled closing time.

       If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Basket Indices

       The value of any of the Basket Indices on any S&P GSCI™ business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding S&P GSCI™ business day multiplied by (2) one plus the contract daily return of the applicable Basket Index on the S&P GSCI™ business day on which the calculation is made.

Information

       All information contained herein relating to the S&P GSCI™ and each of the Basket Indices, including their make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

       The information contained herein with respect to each of the Basket Indices and the S&P GSCI™ reflects the policies of, and is subject to change by, S&P.

       Current information regarding the market value of the Basket Indices is available from S&P and from numerous public information sources. We make no representation that the publicly available information about the Basket Indices is accurate or complete.

License Agreement with Standard & Poor’s

       The S&P GSCI™ and the Basket Indices are licensed by S&P for use in connection with an issuance of the notes.

       The notes are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representations or warranties, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P indices to track general stock market performance or any economic factors. S&P’s only relationship to JPMorgan Chase Bank, N.A. (the “Licensee”) and its affiliates is the licensing of certain trademarks and trade names of S&P and/or of the S&P GSCI™ which is determined, composed and calculated by S&P without regard to the Licensee or the notes. S&P has no obligation to take the needs of the Licensee, its affiliates or the owners of the notes into consideration in determining,

PS-27

composing or calculating the S&P GSCI™. S&P is not responsible for and have not participated in the determination of, the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the S&P GSCI™ Agriculture Index Excess Return; Alteration of Method of Calculation

       If S&P discontinues publication of the S&P GSCI™ Agriculture Index Excess Return and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P GSCI™ Agriculture Index Excess Return (such index being referred to herein as an “Agriculture successor index”), then the S&P GSCI™ Agriculture Index Excess Return closing level on any relevant Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date or dates as set forth in the relevant terms supplement will be determined by reference to the level of such Agriculture successor index at the close of trading on the relevant exchange or market for the Agriculture successor index on such day.

       Upon any selection by the calculation agent of an Agriculture successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If S&P discontinues publication of the S&P GSCI™ Agriculture Index Excess Return prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date on which the S&P GSCI™ Agriculture Index Excess Return closing level is to be determined, and the calculation agent determines, in its sole discretion, that no Agriculture successor index is available at such time, or the calculation agent has previously selected an Agriculture successor index and publication of such Agriculture successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Basket Valuation Date or other relevant date, then the calculation agent will determine the S&P GSCI™ Agriculture Index Excess Return closing level for such date. The S&P GSCI™ Agriculture Index Excess Return closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P GSCI™ Agriculture Index Excess Return or Agriculture successor index, as applicable, last in effect prior to such discontinuation, using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most recently composing the S&P GSCI™ Agriculture Index Excess Return or Agriculture successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P GSCI™ Agriculture Index Excess Return or Agriculture successor index, as applicable, may adversely affect the value of the notes.

       If at any time the method of calculating the S&P GSCI™ Agriculture Index Excess Return or an Agriculture successor index, or the level thereof, is changed in a material respect, or if the S&P GSCI™ Agriculture Index Excess Return or an Agriculture successor index is in any other way modified so that the S&P GSCI™ Agriculture Index Excess Return or such Agriculture successor index does not, in the

PS-28

opinion of the calculation agent, fairly represent the level of the S&P GSCI™ Agriculture Index Excess Return or such Agriculture successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P GSCI™ Agriculture Index Excess Return closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodity index comparable to the S&P GSCI™ Agriculture Index Excess Return or such Agriculture successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P GSCI™ Agriculture Index Excess Return closing level with reference to the S&P GSCI™ Agriculture Index Excess Return or such Agriculture successor index, as adjusted. Accordingly, if the method of calculating the S&P GSCI™ Agriculture Index Excess Return or an Agriculture successor index is modified so that the level of the S&P GSCI™ Agriculture Index Excess Return or such Agriculture successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P GSCI™ Agriculture Index Excess Return), then the calculation agent will adjust its calculation of the S&P GSCI™ Agriculture Index Excess Return or such Agriculture successor index in order to arrive at a level of the S&P GSCI™ Agriculture Index Excess Return or such Agriculture successor index as if there had been no such modification (e.g., as if such split had not occurred).

Discontinuation of the S&P GSCI™ Energy Index Excess Return; Alteration of Method of Calculation

       If S&P discontinues publication of the S&P GSCI™ Energy Index Excess Return and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P GSCI™ Energy Index Excess Return (such index being referred to herein as an “Energy successor index”), then the S&P GSCI™ Energy Index Excess Return closing level on any relevant Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date or dates as set forth in the relevant terms supplement will be determined by reference to the level of such Agriculture successor index at the close of trading on the relevant exchange or market for the Energy successor index on such day.

       Upon any selection by the calculation agent of an Energy successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If S&P discontinues publication of the S&P GSCI™ Energy Index Excess Return prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date on which the S&P GSCI™ Energy Index Excess Return closing level is to be determined, and the calculation agent determines, in its sole discretion, that no Energy successor index is available at such time, or the calculation agent has previously selected an Energy successor index and publication of such Energy successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Basket Valuation Date or other relevant date, then the calculation agent will determine the S&P GSCI™ Energy Index Excess Return closing level for such date. The S&P GSCI™ Energy Index Excess Return closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P GSCI™ Energy Index Excess Return or Energy successor index, as applicable, last in effect prior to such discontinuation, using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most recently composing the S&P GSCI™ Energy Index Excess Return or Energy successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P GSCI™ Energy Index Excess Return or Energy successor index, as applicable, may adversely affect the value of the notes.

       If at any time the method of calculating the S&P GSCI™ Energy Index Excess Return or an Energy successor index, or the level thereof, is changed in a material respect, or if the S&P GSCI™ Energy Index Excess Return or an Energy successor index is in any other way modified so that the S&P GSCI™ Energy Index Excess Return or such Energy successor index does not, in the opinion of the calculation agent,

PS-29

fairly represent the level of the S&P GSCI™ Energy Index Excess Return or such Energy successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P GSCI™ Energy Index Excess Return closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodity index comparable to the S&P GSCI™ Energy Index Excess Return or such Energy successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P GSCI™ Energy Index Excess Return closing level with reference to the S&P GSCI™ Energy Index Excess Return or such Energy successor index, as adjusted. Accordingly, if the method of calculating the S&P GSCI™ Energy Index Excess Return or an Energy successor index is modified so that the level of the S&P GSCI™ Energy Index Excess Return or such Energy successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P GSCI™ Energy Index Excess Return), then the calculation agent will adjust its calculation of the S&P GSCI™ Energy Index Excess Return or such Energy successor index in order to arrive at a level of the S&P GSCI™ Energy Index Excess Return or such Energy successor index as if there had been no such modification (e.g., as if such split had not occurred).

Discontinuation of the S&P GSCI™ Industrial Metals Index Excess Return; Alteration of Method of Calculation

       If S&P discontinues publication of the S&P GSCI™ Industrial Metals Index Excess Return and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P GSCI™ Industrial Metals Index Excess Return (such index being referred to herein as an “Industrial Metals successor index”), then the S&P GSCI™ Industrial Metals Index Excess Return closing level on any relevant Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date or dates as set forth in the relevant terms supplement will be determined by reference to the level of such Agriculture successor index at the close of trading on the relevant exchange or market for the Industrial Metals successor index on such day.

       Upon any selection by the calculation agent of an Industrial Metals successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If S&P discontinues publication of the S&P GSCI™ Industrial Metals Index Excess Return prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date on which the S&P GSCI™ Industrial Metals Index Excess Return closing level is to be determined, and the calculation agent determines, in its sole discretion, that no Industrial Metals successor index is available at such time, or the calculation agent has previously selected an Industrial Metals successor index and publication of such Industrial Metals successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Basket Valuation Date or other relevant date, then the calculation agent will determine the S&P GSCI™ Industrial Metals Index Excess Return closing level for such date. The S&P GSCI™ Industrial Metals Index Excess Return closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P GSCI™ Industrial Metals Index Excess Return or Industrial Metals successor index, as applicable, last in effect prior to such discontinuation, using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most recently composing the S&P GSCI™ Industrial Metals Index Excess Return or Industrial Metals successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P GSCI™ Industrial Metals Index Excess Return or Industrial Metals successor index, as applicable, may adversely affect the value of the notes.

       If at any time the method of calculating the S&P GSCI™ Industrial Metals Index Excess Return or an Industrial Metals successor index, or the level thereof, is changed in a material respect, or if the S&P GSCI™ Industrial Metals Index Excess Return or an Industrial Metals successor index is in any other way

PS-30

modified so that the S&P GSCI™ Industrial Metals Index Excess Return or such Industrial Metals successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P GSCI™ Industrial Metals Index Excess Return or such Industrial Metals successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P GSCI™ Industrial Metals Index Excess Return closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodity index comparable to the S&P GSCI™ Industrial Metals Index Excess Return or such Industrial Metals successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P GSCI™ Industrial Metals Index Excess Return closing level with reference to the S&P GSCI™ Industrial Metals Index Excess Return or such Industrial Metals successor index, as adjusted. Accordingly, if the method of calculating the S&P GSCI™ Industrial Metals Index Excess Return or an Industrial Metals successor index is modified so that the level of the S&P GSCI™ Industrial Metals Index Excess Return or such Industrial Metals successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P GSCI™ Industrial Metals Index Excess Return), then the calculation agent will adjust its calculation of the S&P GSCI™ Industrial Metals Index Excess Return or such Industrial Metals successor index in order to arrive at a level of the S&P GSCI™ Industrial Metals Index Excess Return or such Industrial Metals successor index as if there had been no such modification (e.g., as if such split had not occurred).

Discontinuation of the S&P GSCI™ Livestock Index Excess Return; Alteration of Method of Calculation

       If S&P discontinues publication of the S&P GSCI™ Livestock Index Excess Return and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P GSCI™ Livestock Index Excess Return (such index being referred to herein as a “Livestock successor index”), then the S&P GSCI™ Livestock Index Excess Return closing level on any relevant Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date or dates as set forth in the relevant terms supplement will be determined by reference to the level of such Agriculture successor index at the close of trading on the relevant exchange or market for the Livestock successor index on such day.

       Upon any selection by the calculation agent of a Livestock successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If S&P discontinues publication of the S&P GSCI™ Livestock Index Excess Return prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date on which the S&P GSCI™ Livestock Index Excess Return closing level is to be determined, and the calculation agent determines, in its sole discretion, that no Livestock successor index is available at such time, or the calculation agent has previously selected a Livestock successor index and publication of such Livestock successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Basket Valuation Date or other relevant date, then the calculation agent will determine the S&P GSCI™ Livestock Index Excess Return closing level for such date. The S&P GSCI™ Livestock Index Excess Return closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P GSCI™ Livestock Index Excess Return or Livestock successor index, as applicable, last in effect prior to such discontinuation, using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most recently composing the S&P GSCI™ Livestock Index Excess Return or Livestock successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P GSCI™ Livestock Index Excess Return or Livestock successor index, as applicable, may adversely affect the value of the notes.

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       If at any time the method of calculating the S&P GSCI™ Livestock Index Excess Return or a Livestock successor index, or the level thereof, is changed in a material respect, or if the S&P GSCI™ Livestock Index Excess Return or a Livestock successor index is in any other way modified so that the S&P GSCI™ Livestock Index Excess Return or such Livestock successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P GSCI™ Livestock Index Excess Return or such Livestock successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P GSCI™ Livestock Index Excess Return closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodity index comparable to the S&P GSCI™ Livestock Index Excess Return or such Livestock successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P GSCI™ Livestock Index Excess Return closing level with reference to the S&P GSCI™ Livestock Index Excess Return or such Livestock successor index, as adjusted. Accordingly, if the method of calculating the S&P GSCI™ Livestock Index Excess Return or a Livestock successor index is modified so that the level of the S&P GSCI™ Livestock Index Excess Return or such Livestock successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P GSCI™ Livestock Index Excess Return), then the calculation agent will adjust its calculation of the S&P GSCI™ Livestock Index Excess Return or such Livestock successor index in order to arrive at a level of the S&P GSCI™ Livestock Index Excess Return or such Livestock successor index as if there had been no such modification (e.g., as if such split had not occurred).

Discontinuation of the S&P GSCI™ Precious Metals Index Excess Return; Alteration of Method of Calculation

       If S&P discontinues publication of the S&P GSCI™ Precious Metals Index Excess Return and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P GSCI™ Precious Metals Index Excess Return (such index being referred to herein as a “Precious Metals successor index”), then the S&P GSCI™ Precious Metals Index Excess Return closing level on any relevant Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date or dates as set forth in the relevant terms supplement will be determined by reference to the level of such Agriculture successor index at the close of trading on the relevant exchange or market for the Precious Metals successor index on such day.

       Upon any selection by the calculation agent of a Precious Metals successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If S&P discontinues publication of the S&P GSCI™ Precious Metals Index Excess Return prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date on which the S&P GSCI™ Precious Metals Index Excess Return closing level is to be determined, and the calculation agent determines, in its sole discretion, that no Precious Metals successor index is available at such time, or the calculation agent has previously selected a Precious Metals successor index and publication of such Precious Metals successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Basket Valuation Date or other relevant date, then the calculation agent will determine the S&P GSCI™ Precious Metals Index Excess Return closing level for such date. The S&P GSCI™ Precious Metals Index Excess Return closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P GSCI™ Precious Metals Index Excess Return or Precious Metals successor index, as applicable, last in effect prior to such discontinuation, using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most recently composing the S&P GSCI™ Precious Metals Index Excess Return or Precious Metals successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P GSCI™ Precious Metals Index Excess Return or Precious Metals successor index, as applicable, may adversely affect the value of the notes.

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       If at any time the method of calculating the S&P GSCI™ Precious Metals Index Excess Return or a Precious Metals successor index, or the level thereof, is changed in a material respect, or if the S&P GSCI™ Precious Metals Index Excess Return or a Precious Metals successor index is in any other way modified so that the S&P GSCI™ Precious Metals Index Excess Return or such Precious Metals successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P GSCI™ Precious Metals Index Excess Return or such Precious Metals successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P GSCI™ Precious Metals Index Excess Return closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodity index comparable to the S&P GSCI™ Precious Metals Index Excess Return or such Precious Metals successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P GSCI™ Precious Metals Index Excess Return closing level with reference to the S&P GSCI™ Precious Metals Index Excess Return or such Precious Metals successor index, as adjusted. Accordingly, if the method of calculating the S&P GSCI™ Precious Metals Index Excess Return or a Precious Metals successor index is modified so that the level of the S&P GSCI™ Precious Metals Index Excess Return or such Precious Metals successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P GSCI™ Precious Metals Index Excess Return), then the calculation agent will adjust its calculation of the S&P GSCI™ Precious Metals Index Excess Return or such Precious Metals successor index in order to arrive at a level of the S&P GSCI™ Precious Metals Index Excess Return or such Precious Metals successor index as if there had been no such modification (e.g., as if such split had not occurred).

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GENERAL TERMS OF NOTES

Calculation Agent

       J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Starting Level and Closing Level for each of the Basket Indices, the Starting Basket Level, the Ending Basket Level, the Basket Return, the Additional Amount, if any, we will pay you at maturity, the closing level of each Basket Index on each Initial Averaging Date, if applicable, and the Basket Closing Level on any Basket Valuation Date, including the Agriculture Return, the Agriculture Closing Level, the Energy Return, the Energy Closing Level, the Industrial Metals Return, the Industrial Metals Closing Level, the Livestock Return, the Livestock Closing Level, the Precious Metals Return and the Precious Metals Closing Level, as well as, if applicable, whether a Knock-Out Event has occurred (for notes with a Knock-Out feature), whether the Ending Basket Level is equal to or greater than the Starting Basket Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any Basket Index, whether there has been a material change in the method of calculation of any of the Basket Indices and, if the notes bear interest, whether a day is an interest payment date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

       The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each Interest Payment Date, if applicable, on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date and each Interest Payment Date, if applicable.

       All calculations with respect to the Starting Basket Level, the Ending Basket Level, the Basket Return (including the Agriculture Return, the Energy Return, the Industrial Metals Return, the Livestock Return and the Precious Metals Return) and the closing level of each Basket Index on the pricing date will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., ..876545 would be rounded to .87655); all dollar amounts related to determination of the Additional Amount payable at maturity, if any, per $1,000 principal amount note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

       Certain events may prevent the calculation agent from calculating the closing level of a Basket Index on any Initial Averaging Date, if applicable, the Basket Closing Level, Basket Valuation Date and, consequently, the Basket Return and the Additional Amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

       With respect to each Basket Index and any relevant successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded commodity futures contract then underlying such Basket Index (or the relevant successor index); or

  the settlement price of any exchange-traded commodity futures contract underlying such Basket Index (or the relevant successor index) has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

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  the failure of S&P (or the index sponsor for the relevant successor index) to calculate and publish the U.S. dollar level for such Basket Index (or the relevant successor index); or

  the settlement price is not published for any individual reference contract underlying such Basket Index (or the relevant successor index); or

       in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

       A limitation on the hours or number of days of trading will not constitute a market disruption event if the limitation results from an announced change in the regular business hours of the relevant exchange or market.

       “Relevant exchange” means, with respect to each Basket Index or the relevant successor index, any organized exchange or market of trading for any futures contract (or any combination thereof) then included in such Basket Index or such successor index, as applicable.

Events of Default

       Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Alternate Additional Amount Calculation in Case of an Event of Default

       Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be equal to $1,000 (or a portion of $1,000 if there is a Partial Principal Protection Percentage set forth in the relevant terms supplement) plus the Additional Amount calculated as if the date of acceleration were the final Basket Valuation Date, plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Basket Valuation Date, then for each Basket Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the relevant terms supplement. Upon any acceleration of the notes, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

       Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

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Defeasance

       The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

       The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

       DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

       Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

       The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

       Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

       The notes will be governed by and interpreted in accordance with the laws of the State of New York.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at their issue price for cash and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  a financial institution;

  an insurance company;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities or foreign currencies;

  a person holding the notes as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities or foreign currencies who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

       As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

       The following discussion does not apply to notes with a Fixed Payment. Prospective holders of such notes will be provided with a supplemental disclosure statement in the relevant terms supplement, describing the tax consequences relating to such notes.

Tax Treatment of the Notes

       We expect to seek an opinion from Davis Polk & Wardwell, our special tax counsel, regarding the treatment of the notes as debt for U.S. federal income tax purposes. The relevant terms supplement will describe Davis Polk & Wardwell’s level of comfort on this issue, which will depend on the facts of the particular offering, its receipt of certain factual representations from us at the time of the relevant offering and any additional considerations that may be relevant to the particular offering. The following discussion describes the treatment of the notes assuming that Davis Polk & Wardwell has provided us an opinion that the notes will be treated as debt for U.S. federal income tax purposes.

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Tax Consequences to U.S. Holders

       The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a “U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes with a Term of Not More Than One Year

       If the term of the notes (including either the issue date or the last possible date that the notes could be outstanding, but not both) is not more than one year, the following discussion applies. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service (the “IRS”) with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in such notes are uncertain.

       Tax Treatment Prior to Maturity

       Because the term of these notes is not more than one year, they will be treated as short-term obligations. Cash-method holders will not be required to recognize income with respect to the notes prior to maturity, other than with respect to amounts received as stated interest, if any, or received pursuant to a sale or exchange, as described below. Although accrual-method holders and certain other holders are generally required to accrue interest on short-term notes on a straight line basis, because the amount of interest that will be received with respect to the notes is uncertain, it is not clear how such accruals should be determined. If the amount of interest that will be received has become fixed (or the likelihood of interest not being a fixed amount has become “remote”) prior to the maturity date, it is likely that the amount of interest to be accrued will be determined based on the fixed amount. You should consult your tax adviser regarding the determination of the amount of any interest accruals on the notes.

       Sale, Exchange or Redemption of the Notes

       Upon a sale or exchange of a short-term note (including redemption of the notes at maturity), you should recognize gain or loss in an amount equal to the difference between the amount you receive and your adjusted basis in the note. Your adjusted basis in the note should equal the sum of the amount you paid to acquire the note and interest that you have previously included in income but not received, if any.

       The amount of any resulting loss will be treated as a capital loss, and may be subject to special reporting requirements if the loss exceeds certain thresholds. In the case of gain resulting from redemption at maturity, the gain should be treated as ordinary interest income. It is not clear, however, whether or to what extent gain from a sale or exchange prior to maturity should be treated as capital gain or ordinary interest income. If the amount of interest to be received at maturity has become fixed (or the likelihood of such amount not being a fixed amount has become “remote”) prior to a sale or exchange, it is likely that the portion of gain on such sale or exchange that should be treated as accrued interest (and, therefore, taxed as ordinary interest income) will be determined based on the fixed amount. You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange (including redemption at maturity) of a short-term note.

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       Interest on Indebtedness Incurred to Purchase the Notes

       To the extent you have not previously included interest income on short-term notes, you may be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the notes until the maturity of the notes or until you dispose of your notes in a taxable transaction. You should consult your tax adviser regarding the possibility of such deferral.

Notes with a Term of More Than One Year

       Unless otherwise provided in the relevant terms supplement, if the term of the notes (including either the issue date or last possible date that the notes could be outstanding, but not both) is more than one year, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, with the consequences described below. The notes will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as described below.

       We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

       Unless otherwise provided in the relevant terms supplement, we will provide, and you may obtain, the comparable yield for a particular offering of notes, and the related projected payment schedule, in the final terms supplement for such notes, which we will file with the SEC.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

       For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your accounting method, you will be required to accrue as interest income OID on the notes at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on the notes (as described below).

       In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a note for a taxable year:

  will first reduce the amount of interest in respect of the note that you would otherwise be required to include in income in the taxable year; and

  to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of your net negative adjustments treated as ordinary loss on the note in prior taxable years.

       A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange or retirement of the note.

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       Upon a sale, exchange or retirement of a note (including at its maturity), you generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or retirement and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any prior projected payments in respect of the note. You generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You are urged to consult your tax adviser regarding these limitations and reporting obligations.

       Special rules may apply if the contingent payment on the notes becomes fixed prior to its scheduled date of payment. For purposes of the preceding sentence, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. Generally, under these rules, you would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in a reasonable manner over the remaining term of the notes. In addition, you might be required to make adjustments to, among other things, your accrual periods and your adjusted basis in the notes. The character of any gain or loss on a sale or exchange of the notes could also be affected. You are urged to consult your tax adviser concerning the application of these special rules.

Tax Consequences to Non-U.S. Holders

       The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

       You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

       Payments to you on the notes, and any gain realized on a sale or exchange of the notes (including at maturity), will be exempt from U.S. federal income tax (including withholding tax) provided generally, in the case of notes with a term of more than 183 days, that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements, and such amounts are not effectively connected with your conduct of a trade or business in the United States.

       Notwithstanding the preceding paragraph, if the notes have a term to maturity of 183 days or less and you do not provide a properly executed IRS Form W-8BEN, you may be subject to backup withholding, as described below, unless you provide documentation of your status as a non-U.S. person.

       If you are engaged in a trade or business in the United States and if the income or gain on the note, if any, is effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be subject to regular U.S. income tax on such income or gain in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the second preceding paragraph, you will be required to provide a properly

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executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

       If you are an individual, your notes will not be included in your estate for U.S. federal estate tax purposes, provided that interest on the notes is not then effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

       Interest (including OID) accrued or paid on the notes and the proceeds received from a sale, exchange or other disposition (including at maturity) of notes will be subject to information reporting if you are not an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

       Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

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UNDERWRITING

       Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), as amended or supplemented from time to time, each Agent, participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

       We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

       JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

       In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

       No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 94-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 94-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

       Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 94-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

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       The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

       The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 94-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

       The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 94-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

       Neither this product supplement no. 94-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 94-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

       Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

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BENEFIT PLAN INVESTOR CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

       Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

       Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

       Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

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